EXHIBIT 99.2

Sarah Zaozirny
Director - Investor Relations
1600 Smith Street, HQSII
Houston, Texas 77002

July 17, 2003

Dear Investors and Analysts:

Today Continental reported second quarter net income of $79 million ($1.10 diluted earnings per share). These results include the government security fee reimbursement of $111 million and a special charge of $8 million, both net of tax. Excluding these items, Continental would have reported a net loss of $24 million or a loss per share of $0.37, which compares favorably to the First Call consensus loss per share of $0.83.

On a pre-tax basis, Continental reported income of $162 million including the government security fee reimbursement and special charge. Excluding both of these items, Continental achieved break-even results on a pre-tax basis for the quarter.

Continental ended the second quarter with approximately $1.6 billion in cash and short-term investments, including $129 million of restricted cash -- a record high quarter-end cash and short-term investment balance. We anticipate that we will also end third quarter 2003 with a cash and short-term investment balance of approximately $1.6 billion.

During the second quarter 2003, Continental realized approximately $100 million in pre-tax benefits from the announced $400 million cost savings and revenue enhancements goal for 2003. The Company is on target to achieve the $400 million goal for the year. In addition, Continental expects to realize more than approximately $150 million in pre-tax benefits in 2003 related to the $500 million pre-tax benefits goal for 2004.

Cargo, mail and other revenue came in higher than expected during the second quarter mainly due to military charter revenue. With most of the war-related operations concluded, we anticipate cargo, mail and other revenue will run about $165-$180 million per quarter going forward.

Domestic advanced bookings for July and August are running 3-6 points ahead of last year with capacity about flat for July/August. Trans-Atlantic bookings have come back quite strongly and we expect load factors through August will be slightly ahead of last year. With about 20% less capacity, the Pacific region continues to improve following the SARS outbreak. Latin continues to perform well with advanced bookings through August up almost 5 points year-over-year. However, while there has been some recovery in demand, there is still a lot of excess industry capacity putting pressure on yield.

Attached are updated current expectations for several operating and financial statistics for third quarter and full year 2003, including GAAP to non-GAAP reconciliations (Attachment A), as well as a copy of our current fleet plan (Attachment B).

For other information regarding Continental Airlines, please visit our website at continental.com. If you have any questions regarding this information, please do not hesitate to contact us.

Sincerely,

Sarah Zaozirny

This letter contains forward-looking statements that are not limited to historical facts, but reflect our current beliefs, expectations or intentions regarding future events. All forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. For examples of such risks and uncertainties, please see the risk factors set forth in our 2002 10-K and our other securities filings, which identify important matters such as terrorist attacks, domestic and international economic conditions, the significant cost of aircraft fuel, labor costs, competition and industry conditions including the demand for air travel, airline pricing environment and industry capacity decisions, regulatory matters and the seasonal nature of the airline business. In addition to the foregoing risks, there can be no assurance that the company will be able to achieve the pre-tax benefits from the revenue-generating and cost-reducing initiatives discussed herein, some of which will depend, among other matters, on customer acceptance and competitor actions. We undertake no obligation to publicly update or revise any forward-looking statements to reflect events or circumstances that may arise after the date of this letter.